Free Writing Prospectus pursuant to Rule 433 dated March 28, 2024

Registration Statement No. 333-269296

Market Linked Notes — Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due July 7, 2026

Summary of Terms			Underwriting discount:

up to 3.075% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.075% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.00% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:

An equally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

	Basket Component	Weighting Percentage

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold to selected notes dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

	S&P 500® Index	50%
	Nikkei 225	50%

If the average ending level is less than the starting level, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated March 28, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated March 28, 2024
●
WFS Product Supplement No. 4 dated February 24, 2023
●
Underlier Supplement No. 39 dated March 25, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Pricing date:	expected to be April 2, 2024
Issue date:	expected to be April 5, 2024
Final calculation day:	expected to be July 2, 2026
Stated maturity date:	expected to be July 7, 2026
Starting level:	100
Average ending level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its average basket component return multiplied by (2) its weighting percentage

Average basket return:	average ending level – starting level starting level
Initial basket component level:	with respect to a basket component, the closing level of such basket component on the pricing date
Average basket component level:	with respect to a basket component, the arithmetic average of the closing levels of such basket component on the calculation days

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

Average basket component return:

with respect to a basket component, its “average basket component return” is the percentage change from its initial basket component level to its average basket component level, measured as follows:

average basket component level – initial basket component level initial basket component level

Upside participation rate:	at least 100%
Calculation days:	quarterly, on the 2nd day of each January, April, July and October, commencing July 2024 and ending April 2026, and the final calculation day
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the average ending level is greater than the starting level: $1,000 plus:

 $1,000 × average basket return × upside participation rate; or

•
if the average ending level is less than or equal to the starting level: $1,000

CUSIP:	40057YTB9
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 39, WFS product supplement no. 4 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 39, WFS product supplement no. 4 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 39, WFS product supplement no. 4 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 4, accompanying underlier supplement no. 39, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 4, accompanying underlier supplement no. 39, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 4, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 39, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You may Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
A Decrease in the Level of a Basket Component on One Calculation Day May Offset Increases in the Level of Such Basket Component on Other Calculation Days
▪
The Maturity Payment Amount on Your Notes Is Linked to the Arithmetic Average of the Closing Levels of Each Basket Component on Quarterly Calculation Days (Not Only to the Closing Levels of Each Basket Component on the Final Calculation Day) and Will Not Be Affected By the Closing Levels of Each Basket Component on Any Dates Other Than the Quarterly Calculation Days
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Component Stock

▪
The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component in the Basket
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Nikkei 225

▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component with Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between the basket component sponsor for the S&P 500® Index and the issuer, see “The Underliers – S&P 500® Index” on page S-116 of the accompanying underlier supplement no. 39.

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your note. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your note is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your note or any member of the public regarding the advisability of investing in notes generally or in your note in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your note. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your note.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your note.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.